Transcript of
Daegis, Inc.
Fiscal Year 2015 Fourth Quarter Earnings Call
July 28, 2015

Participants
Tim Bacci – Chief Executive Officer
Susan Conner – Chief Financial Officer

Presentation

Operator
Welcome to the Daegis, Inc. Fiscal 2015 Fourth Quarter and Year End Conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for your questions. Leading today’s call is Daegis’ CEO, Tim Bacci; and CFO and COO Susan Conner.

The Company’s earnings release was issued at 4:00 p.m. Eastern today and is available in the press release section of the company’s website at daegis.com. A recording of today’s call will be available for replay on the Investor Relations section of the Company’s website.

Before we begin the presentation, Daegis would like to remind you that the comments made on today’s call may include projections or other forward-looking statements regarding the future operations, opportunities or financial performance of the Company within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

These statements involve a high degree of known and unknown risks and uncertainties, and actual results and circumstances may differ materially from those discussed. Please refer to the risk factors and other disclosures contained in Daegis’ most recent reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission for a more detailed discussion of the factors that could materially affect results. The forward-looking statements made during today’s conference call are based on the information available as of today, July 28, 2015, and Daegis assumes no obligation to update such statements to reflect events or circumstances after today’s date.

In addition to reporting financial results in accordance with the Generally Accepted Accounting Principles, or GAAP, Daegis reports non-GAAP financial results. In the press release is a complete reconciliation of the non-GAAP financial measures to the applicable GAAP measures. Although not a substitute for GAAP presentation, the Company feels the non-GAAP information allows for meaningful year-over-year comparisons and more clearly identifies the actual operating results for the Company. Daegis uses the non-GAAP information internally to monitor its financial performance.

I’ll now introduce Daegis’ CEO, Tim Bacci.

Tim Bacci – Chief Executive Officer
Good afternoon and thanks for joining us. Recall on our June 3rd conference call, we provided a brief updated specifically pertaining to the cost reductions that were completed and as well as an update on our overall strategy going forward. We also preannounced our revenue for the fourth quarter of $6.1 million as a reminder that represented a 7% increase from our Q3 revenue of $5.7 million. Concurrent with our refocus as an enterprise software company with the Archive as the foundation of our broader information governance initiative, we look at both historical and future use cases that would further enhance the value of our offerings.

The AXS-One Archive is arguably one of only a few true robust enterprise class archives in terms of functionality, ability to host multiple forms of structured and unstructured content and overall scalability. 20% of the Fortune 100 have our Archive installed, these are obviously large companies and household names in financial services, insurance, manufacturing, etc.

On looking back, most of these relationships came through channel partners on the storage side with companies like EMC and StorageTek, the latter was subsequentially acquired by Sun Microsystems. Archiving as a software application sitting on top of storage platforms and arrays is a compelling use case for the OEM storage providers, it requires the same enterprise class offering referenced above. With that, on our fiscal Q3 earnings call last February, we alluding to a couple of significant partnerships that were in the works at the time. Shortly thereafter, there was press releases put forth in Q4 announcing relationships with the storage divisions of both Cisco and Oracle.

These are not simply certification referral agreements. Rather, these are true partnerships to the extent that we are working with the global sales teams with both as their sole archiving provider. This involves training, marketing collateral, and jointly approaching potential customers, so clearly there is a commitment by everyone involved. As we execute on to our go to market plans, expectations with that will begin to see revenue generation with these partners in the latter half of the fiscal year.

Additionally, we announced the partnership with CloudRecover in Sydney, Australia, the first of several service provider relationships that we will be working on. CloudRecover will be hosting and managing a version of our multi-tenant cloud based archive and we will be servicing the Asia-Pac region. Through additional partnerships and process there will be more announcements forthcoming.

As we look forward, we need to do the necessary development work to ensure that the AXS-One Archive remains compatible with newer and emerging technologies such as cloud and object based storage. We also have to be positioned to take advantage of other broad use cases such as analytics, data and email migrations.

So back to our June Investor call, in addition to the significant cost savings realized as a result of the deemphasizing the services component of our eDiscovery business, the changes that allowed us to focus on our core offerings and the growth opportunities for the company. We continue to implement our global channel strategy for our information governance solutions, recently completed the necessary training for our development tools and database sales team in Europe to sell the same solutions.

As the channel begins to become productive, this provides for additional sales feet on the street with the ability to upsell into existing accounts while managing new accounts generated as a result of the channel. As we go through this transition and as anticipated, we've experienced very little customer attrition across the product lines and our renewal to remain at historically higher levels.

Additional sales and marketing cost have had an adverse impact on our near-term cash flow but we anticipate this reversing itself as the channel partners truly come online. Just as a word of caution however in that with any channel strategy and especially with enterprise software and its inherent long sales cycles, we are expecting some choppiness regarding revenue in the next couple of quarters, Q1 being no exception.

In May, Susan and I have spent time with the review panel at NASDAQ’s headquarters. As filed, we are happy to report that we have been granted an extension up until October 12th of this year to cure our listing deficiencies. As part of this agreement we will be filing our annual proxy statement about 30 days earlier than normal for us. Obviously the most desirable outcome would be to have our stock trade in excess of the $1 threshold for the necessary 10 consecutive trading days. However, what you will see in the proxy is a request for a shareholder vote to authorize a reverse stock split if necessary.

Finally, let me address our current banking relationship with Wells Fargo. The call would be filed in an 8-K in April that spoke to the modifications our debt agreement. These modifications are set to expire on July 31st. We have since come to agreement with Wells Fargo for an extension to the agreement; Susan will elaborate in detail in her section of the discussion.

Susan Conner – Chief Financial Officer
Thank you, Tim and good afternoon, everyone. Before I begin my remarks, I would like to let you know of a change we made in our SEC financial reporting. At the beginning of our fourth quarter, we moved from separate business segments to operating as one functionally organized company. As a result of this, we no longer report our business as two operating segments. We will however continue to discuss our revenues by product lines. These will continue to be Information Governance, Migration, and Development and Database Tools, as is consistent with our prior earnings calls.

With this, I would like to take you through our fourth quarter and full year fiscal 2015 results beginning with the fourth quarter. Total revenue was $6.1 million, up 7% or $415,000 sequentially from the third quarter and down 17% or $1.3 million compared to the same quarter last year.

Revenues for the Information Governance product line was $3.7 million compared to the $3.1 million and $4.4 million last year. $1.1 million of the year-over-year decline is due to lower fees from our former largest fee discovery plan offset by an increase of $400,000 in new license or product sales. If you exclude the decrease in revenue as a result of this matter, total revenue was actually up 13% from the last quarter and down slightly 3% year-over-year.

Revenue from Migration, Database, and Development Tools was $2.4 million relatively flat when compared to $2.6 million sequentially. Revenue decreased year-over-year by $600,000 from $3 million where approximately $300,000 of this year-over-year decrease as a result of headwinds we’ve experienced this year from the strengthening dollar against the euro, as many of our database and development tools customers in Europe are invoiced in euros. The remaining decrease of $300,000 would be the timing when migration services performed and earned.

Our companywide maintenance represents 52% of our fourth quarter revenue and remains a stable and recurring source of revenue for us. As we get further into the execution of our channel strategy, our new partners will assist us in expanding our recurring software as a service or SaaS revenue.

Fourth quarter operating expenses were $6.5 million, an increase of 8% or $400,000 when compared to the third quarter, and down 5% or $400,000 from $6.9 million last year. The decrease from last year is primarily due to our continued efforts to align our costs with the needs of the business. The increase from the third quarter is mostly due to increased spend in sales and marketing we previously told you about, which is primarily focused on our channel strategy.

To date, we’ve made solid strides in our channel strategy and this is evident from the partnerships we’ve formed in the past few months. GAAP net loss was $541,000 or $0.03 loss per share compared to GAAP net income of $163,000 or $0.01 per share last year. Sequentially, our GAAP net loss has improved by $400,000 since third quarter to a net loss of $541,000 in the fourth quarter due to the change in our federal tax benefit.

Adjusted EBITDA was $146,000 in the fourth quarter, a slight decrease from $225,000 sequentially and a decrease from $1.6 million last year. Again, we expected the sequential decrease as we spend to implement our global sales strategy in advance of seeing revenue flowing from it.

Our year-over-year adjusted EBIDA decline was impacted primarily by the reduction in eDiscovery revenue, and to a lesser extent, by the strengthening of the US dollar against the euro and the channel spend. In looking forward, we are expecting revenue for the first quarter of 2016 to be down from the fourth quarter of 2015. This is typical of our normal business cycle, where the first quarter has historically always been our lightest revenue quarter due to seasonality.

In addition, it should be noted that we have a backlog of information governance and migration consulting services of approximately $1.2 million that will begin executing against in the first quarter and it will be completing over the next few months. Timing of the completion of these purposes is dependent on our customers and some of the revenue we were expecting to see in the first quarter will now be recognized in the second quarter once our customers’ requirements from that. We anticipate that our adjusted EBITDA for the first quarter of 2016 will be to slightly lower than the fourth quarter as a result of the lower revenue but will be positively impacted by the cost reduction that we made and announced in June.

I’ll now move into our full year results. Fiscal 2015 total revenue was $25.1 million compared to $31 million in fiscal 2014. Despite this decrease, GAAP net loss remains flat at $1.7 million or a $0.10 loss per share compared to a GAAP net loss of $1.6 million, also a $0.10 loss per share last year. The speaks volumes to our continued efforts in optimizing our cost structure while in the course of resetting our strategic direction.

Fiscal 2015 revenue for the Information Governance product line was $14.8 million compared to $19.3 million in fiscal 2014. The change is primarily a result of lower eDiscovery revenues, which decreased by $4.2 million from last year due to the large eDiscovery matter, and due to deemphasizing the service aspect of our eDiscovery business.

Fiscal 2015 revenue for Migration, Database, and Development Tools product line was $10.4 million compared to $11.6 million in fiscal 2014. The decrease is mostly due to the strengthening dollar against the euro, but also due to the large product sale of $350,000 we closed in fiscal 2014 that was not repeated in fiscal 2015.

Operating expenses for fiscal 2015 were $25.5 million, a decrease of $5.3 million or 17% when compared to fiscal 2014. As always, we continue to analyze the cost structure of our business and adjust accordingly. In addition to Tim’s remarks regarding our June investor call, I’ll remind everyone that decisions we made to align our cost with our current focus on enterprise software versus eDiscovery services will result in savings of approximately $1.6 million for fiscal 2016 and roughly $1.8 to $2 million annually. We’ll begin to see the results of this during the second quarter.

Adjusted EBIDTA for fiscal 2015 was $2.1 million, a decrease from 4.3 million in fiscal 2014. Non-GAAP net income was $57,000 or $0.00 per share compared to $1.7 million or $0.10 per share last year. The decrease was due to the decline in revenue offset by expense reduction.

Moving on to the balance sheet, our April 30, 2015 cash balance was $5.1 million, up $1.1 million from January 31, 2015, and down $1.8 million from April 30th of last year. Recall that we made a $2 million payment in July of 2014 towards our outstanding debt. Our total debt at year-end was $11.8 million compared to $15 million at April 30th of last year. And finally we made an elective payment of $1.5 million in May of our current fiscal year and today our outstanding debt balance stands at approximately $10 million.

I would like to remind everyone that our initial debt balance with our current lender was $22.5 million in June of 2011. We have paid down more than half of this balance over the course of four years, having never missed the principle or interest payment while making additional large payments because of our healthy cash balances.

Having said this, absent recent amendments, we would not have met certain financial covenants. Wells Fargo is working with us as we look at alternative refinancing options and we have come to an agreement with them which modifies these covenants through November of this year. This will allow us enough time to find a suitable solution for the current needs of our business.

Due to the timing of the execution of this new agreement with Wells Fargo, we will file an extension tomorrow for our Form 10-K with the SEC. We plan to file the 10-K early next week allowing us to be timely filed and to stay in compliance with SEC regulations. Clearly, I would like the financial results today to be reflecting consistent growth in those revenue and earnings. I do have confidence, however, for the steps we are taking in our global sales strategy while aligning our cost with these actions, we are on the right track to deliver improving results later in our fiscal year.

With that I’ll turn it back to Tim.

Tim Bacci – Chief Executive Officer
Thanks Susan. As you can see from Susan’s portion, the core business remains stable. As we retool our go-to-market strategy, expenses have increased. This is primarily due to the increase in sales and marketing costs directly attributable to the global rollout of our information governance plan. We continue to manage the expense side of the ledger while investing is necessary for future growth in the business.

As we’ve alluded to on previous calls, any new strategy takes time to unfold, but this is particularly acute when it comes to enterprise software. That said, we’re in our comfort zone as a software and technology company and look forward to updating you on future calls.

Operator, we’ll now open the call for questions.

Operator
Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. If you do have a question, please press the * followed by the 1 on you touchtone phone. If you would like to withdraw your question, please press the * followed by the 2. If you are using speaker equipment, you will need to lift up the handset before making you selection. Again, that is * 1.

Seeing no questions, ladies and gentlemen, that does conclude the question-and-answer session. You may now disconnect. Have a pleasant day.